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                                                                   EXHIBIT 10.36


                              COAL SALES AGREEMENT

         THIS AGREEMENT ("Agreement"), entered into on October 22, 1999, by and between Anker Energy Corporation, a Delaware corporation ("Seller") and AK Steel Corporation, a Delaware corporation ("Buyer").

                                   WITNESSETH:

         WHEREAS, Buyer desires to purchase from Seller 100% of Buyer's requirements for low volatile coal for its coke requirements at its Middletown, Ohio Coke Plant (the "Middletown Plant") and its Ashland, Kentucky Coke Plant (the "Ashland Plant") (the Middletown Plant and the Ashland Plant are collectively referred to as the "Plants"), and Seller desires to sell such Coal to Buyer.

         NOW THEREFORE, in consideration of the foregoing premise and the mutual covenants and agreements contained herein and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                     SOURCES

1.1  COAL SOURCES

     The coal to be bought and sold pursuant to this Agreement ("Coal") is low volatile metallurgical grade coal (i) solely sourced from the Baylor underground coal mine near Beckley, West Virginia (the "Mine") and (ii) meeting the specifications set forth in Exhibit 1 hereto.

                                   ARTICLE II

                                      TERM

2.1  EFFECTIVE DATE

     This Agreement shall be effective as of October 1, 1999 and shall expire on December 31, 2001, unless earlier terminated in accordance with the express provisions of this Agreement; provided, however, deliveries of Coal for the Middletown Plant shall not begin before December 1, 1999 and, provided further, that Buyer shall only be required to purchase one trainload of Coal for the Middletown Plant in December, 1999.


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2.2  CERTAIN TERMINATION RIGHTS OF SELLER

     So long as Seller or any of its affiliates does not (i) sell or otherwise transfer in the aggregate more than 12,000 tons of Coal per month from the Mine in Calendar Year 2000 to persons or entities other than Buyer; and
     (ii) enter into any arrangement for the sale of Coal with a person or entity other than Buyer in Calendar Year 2001 without the prior written consent of Buyer, Seller shall have the right to terminate this Agreement at any time in the event that (y) Seller determines in its sole reasonable opinion that all of the economically minable Coal has been mined and removed from the Mine; and (z) Anker West Virginia Mining Co. terminates mining operations at the Mine.

                                   ARTICLE III

                                    QUANTITY

3.1  ANNUAL QUANTITY

     (a) In accordance with this Agreement, Seller shall sell and deliver, and Buyer shall accept and purchase, Buyer's requirements for Coal used in the coke ovens at the Plants during the term of this Agreement.

3.2  SUBSTITUTE COAL PURCHASES

     (a) Except in the event of force majeure as set forth in Article IX of the Agreement, in the event the Coal supplied by Seller from the Mine, is less than that required by Buyer and Buyer must purchase substitute Coal, Seller shall reimburse Buyer the excess, if any, of the price for the substitute Coal plus applicable transportation cost paid by Buyer for such substitute Coal over the Base Price for Coal hereunder plus the cost which Buyer would have paid for transportation of Coal hereunder. Such payment shall be made by Seller upon receipt of Buyer's invoice together with satisfactory documentation of the total delivered cost of such substitute Coal.

3.3 Buyer shall provide Seller by the 15th day of the month preceding the month in which Coal is to be delivered a good faith forecast of its requirements for the month for each of the Plants.

                                   ARTICLE IV

                                    DELIVERY

4.1  POINT OF DELIVERY

     The point of delivery for all Coal hereunder shall be railcars at the Mine. Buyer shall be responsible for arranging for and paying for transportation of the Coal to the Plants and obtaining insurance during transit. Shipment shall be by unit trains with minimum of both seventy (70) railcars and 7,000



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     net tons ("Trainloads") unless otherwise specified by Buyer in writing.
     Seller must tender Trainload shipments to CSXT from the Mine within twenty-four (24) hours after the last empty car is placed at the Mine for loading.

4.2  TITLE AND RISK OF LOSS

     Title to, and risk of loss of, all Coal shall pass to Buyer upon loading into railcars.

4.3  RATE OF DELIVERIES

     Coal shall be delivered hereunder in shipments distributed as evenly as practical throughout each month and throughout the calendar year. Seller shall communicate to Buyer any impact to its production schedule caused by, but not limited to, break down, scheduled maintenance, labor disputes, miner's vacation and geological changes in the seam. Seller shall use reasonable efforts to adjust shipping schedules to reduce any negative impact to Buyer.

4.4  NOTICE OF SHIPMENT

     Seller shall FAX, on the day of shipment, the shipping date, Trainload number, car numbers and estimated total weight of shipment. This FAX will be sent to:


     Middletown Shipments:                                            Ashland Shipments:
     ---------------------                                            ------------------
     AK Steel Corporation                                             AK Steel Corporation
     Middletown Coke Plant                                            Ashland Coke Plant
     Attn:  Bill Weber at Fax: 513-425-5423                           Attn:  Bill Weber at Fax: 513-425-5423
     & Dave Chmielewski at Fax: 513-425-6262                          & Dan Howell at Fax: 606-329-7947

                                    ARTICLE V

                       SPECIFICATIONS, QUALITY AND WEIGHTS

5.1  SPECIFICATIONS

     Coal delivered hereunder shall conform to the specifications in Exhibit I, on a Trainload basis except as otherwise noted.

5.2  QUALITY REMEDIES

     In the event shipments of less than 7,000 net tons are tendered, such shipments may be combined with the next shipment(s) from that Mine to that Plant up to a maximum of 10,000 tons. In which case such combined tonnages of Coal shall be considered a Trainload. The weighted average analysis of the combined tonnages of those shipments shall be considered the analysis for that Trainload.



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     (a)  Buyer may reject any Trainload of Coal which fails to conform to the rejection limits as set forth in Exhibit I. Only if Seller is in compliance with Section 5.3(d), Buyer shall have twenty-four (24) hours from receipt of analysis indicating the Coal is subject to rejection to notify Seller of its intent to reject. If Seller is not in compliance with Section 5.3(d), Buyer shall have a reasonable time to notify Seller of its intent to reject. Failure by Buyer to notify Seller constitutes acceptance. Upon Buyer's rejection, title and all risk of loss of such Coal shall immediately revert back to Seller and Seller shall be responsible for all reasonable costs associated with such reject Coal.

     (b) In the event, on a plant by plant basis, any single specifications parameter of the Coal from three consecutive Trainloads does not meet the tolerance levels set forth in Exhibit I, but is not subject to rejection, Buyer by notice to Seller may suspend the deliveries of Coal.

     (c) In the event any single specification parameter of the Coal, on a plant by plant basis, in the Monthly Analysis ("Monthly Analysis" shall mean the specification obtained by taking the weighted average of all Coal in a given month) fails to conform to the tolerance levels set forth in Exhibit "I" hereto, but is not subject to rejection, and such condition persists for three consecutive months, Buyer by notice to Seller may suspend deliveries of Coal.

     (d) Upon receipt of notice of suspension, Seller shall use reasonable efforts to correct the condition(s) causing the Coal to deviate from such specification(s). The suspensions outlined above in 5.2(b) and 5.2(c) and 5.2(e) below shall continue until Seller provides Buyer reasonable assurances of correction of such condition(s). During the period of any suspension of deliveries pursuant to Section 5.2(b), 5.2(c) or 5.2(e), Buyer and Seller will work together in good faith to select Substitute Coal sources in accordance with Section 3.2.

     (e) If two consecutive shipments to the same Plant display more than 8% SHO Expansion, Buyer may suspend deliveries.

5.3  SAMPLING AND ANALYSIS

     (a) Seller shall cause each Trainload of Coal to be sampled by an independent laboratory mutually agreeable to Buyer and Seller in 10 car lots and in accordance with the standards of the American Society for Testing and Materials ("ASTM"), or with other methods mutually agreeable to Seller and Buyer. A composite sample of each 10 car lot shall be divided into two (2) equal parts. One part shall be retained as a referee sample, and one shall be used by Seller for quality determination.


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     (b)  Methods and procedures for conducting tests and analyses shall be in accordance with ASTM standards, or with other methods and procedures mutually agreeable to Seller and Buyer. All such tests and analysis shall be performed by an independent laboratory mutually agreeable to Buyer and Seller.

     (c) Buyer, at its own risk and expense, may observe the sampling and analysis performed by or on behalf of Seller and conduct periodic inspections of equipment and facilities used in the sampling and analysis.

     (d) Seller shall cause each 10 car composite sample to be analyzed, with respect to moisture, ash, sulfur and volatile matter. Geiseler plastometer, alkalies, reflectance, total inerts, SHO Expansion, Arnu dilatometer and size analysis shall be performed on each Trainload of Coal delivered to Buyer, unless this frequency is modified by mutual agreement. The analysis for each Trainload with respect to moisture, ash, volatile matter and sulfur shall be obtained by calculating the weighted average of the results from the 10 car composite analyses. Seller's conclusions as to the quality of the coal with respect to moisture, ash, sulfur and volatile matter analysis shall be provided to Buyer no later than one day following the date of shipment and with respect to Geiseler plastometer, Arnu dilatometer and size analysis, shall be provided no later than four (4) days following the date of shipment and, unless a referee analysis as hereinafter provided for is performed, shall be conclusive and binding. Referee samples of sufficient quantity to run all analysis of each Trainload shall be retained for a period of 30 days following the receipt of its quality conclusions relative to such shipment to Buyer. By notice to Seller within 20 days following the receipt of Seller's conclusions, Buyer may request that such referee samples be analyzed by an independent company agreeable to Seller. In such event, the results of such referee analysis, if different from Seller's analysis by more than the applicable ASTM tolerances, shall supersede Seller's quality conclusions and shall be conclusive and binding. If the referee analysis differs from Seller's analysis by more than the applicable ASTM tolerances, Seller shall pay for the referee analysis; otherwise, the referee analysis shall be at Buyer's expense. Seller shall be responsible for all costs, including demurrage, incurred by Buyer which results from Seller's failure to provide the analysis within the time periods set forth above.

     (e)  Seller shall fax the analysis to:

     Middletown Shipments:                       Ashland Shipments:
     --------------------                        ------------------
     AK Steel Corporation                        AK Steel Corporation
     Middletown Coke Plant                       Ashland Coke Plant
     1801 Crawford Street                        Route 23
     Middletown, Ohio 45043                      Ashland, Kentucky 41105
     Attn: Dave Chmielewski                      Attn: Dan Howell
     FAX: 513-425-6262                           FAX: 606-329-7947



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5.4  WEIGHTS

     The weights of Coal delivered and accepted hereunder shall be determined by certified railroad weights.

5.5  QUARTERLY MEETING

     Buyer and Seller shall meet once per quarter or at a mutually agreed frequency to review past performance and future projections.

                                   ARTICLE VI

                                      PRICE

6.1  PRICE

     The Base Price for the coal shall be [*](1) per net ton delivered to the railcars at the Mine. Except as expressly set forth in this Agreement, the Base Price shall be fixed and not subject to increase or decrease during the term of the Agreement.

6.2  FREEZE PROTECTION

     At Buyer's request, freeze conditioning agents of a quality, type, source and quantity acceptable to the Buyer shall be applied to minimize the freezing of Coal during periods of cold weather. Buyer shall reimburse Seller for all of Seller's actual and necessary costs in applying such freeze conditioning agents upon proper documentation to Buyer. Such costs shall be competitive in the industry. Buyer will specify the date to begin and end freeze conditioning each year.

                                   ARTICLE VII

                             ADJUSTMENTS FOR QUALITY

7.1  GENERAL

     The Base Price shall be adjusted to reflect the quality of Coal delivered hereunder as specified in Article VII.


-------------------------------
(1) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.


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7.2  MOISTURE PENALTY

     The Base Price for any Trainload of Coal containing in excess of [*](2) moisture shall be reduced by [*](2) per ton for each [*](2) moisture in excess of [*],(2) fractions pro rata.

7.3  ASH PENALTY

     The Base Price for any Trainload of Coal containing in excess of [*](2) ash
     (dry) shall be reduced by [*](2) per ton, for each [*](2) ash in excess of [*](2) (dry), fractions pro rate.

7.4  SULFUR PENALTY

     The Base Price for any Trainload of Coal containing in excess of [*] (2) sulfur (dry) shall be reduced by [*](2) per ton for each [*](2) sulfur in excess of [*](2) (dry), fractions pro rata.

                                  ARTICLE VIII

                                     PAYMENT

8.1  TERMS

     On or before the last day of each month, Seller shall invoice Buyer for all Coal delivered during the month. Payment for Coal shall be due the 2nd day of the second month after the date of invoice; provided, however, at the request of Seller, Buyer may in its discretion pay Seller, within 10 days of its receipt of an invoice, in which case Buyer shall receive a one percent (1%) discount. All payments by Buyer shall be made by wire transfer in immediately available Federal funds to Seller's account at a designated bank in accordance with instructions given by Seller to Buyer from time to time. AK Steel purchase order number is to be referenced on all invoices. Only one invoice per month shall be submitted.

8.2  OVERPAYMENT AND UNDERPAYMENTS

     Any dispute in the amount of any invoice shall not permit any delay in the payment of any invoice; provided, however, if it is later determined that the amount of any such payment is an overpayment, then Seller shall promptly credit Buyer the amount of any such overpayment.



-----------------------------------
(2) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.



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                                   ARTICLE IX

                                  FORCE MAJEURE

9.1  DEFINITION OF FORCE MAJEURE

     The term "force majeure" as used herein shall mean any event or condition which is beyond the reasonable control of and occurs without the fault or negligence of the party affected thereby, such as, but not limited to, acts of God, acts of the public enemy, insurrections, riots, strikes, labor disputes, slowdowns, labor or material shortages, fires, explosions, floods, unforeseen conditions of, accidental damage to or failure of mines, plants, equipment or facilities, unforeseen geologic conditions, depletion of the reserve of Coal from the Mine unavailability of, interruptions to or delays in transportation, embargoes, changes in or compliance with applicable laws, rules, regulations, including, without limitation to, environmental regulations, orders or decisions of legislatures, governmental agencies or courts or in the interpretation or enforcement thereof, or any other event or condition, whether of a similar or dissimilar nature to those specifically enumerated herein and whether or not foreseeable.

9.2  EFFECT OF FORCE MAJEURE

     If, as a result of force majeure, it becomes impossible or impracticable for either Seller or Buyer to carry out any of its obligations hereunder (other than any obligation to pay money for Coal delivered) in whole or in part, and if such party promptly gives notice to the other party of such force majeure and, as soon as practicable thereafter, of the nature and probable duration of such force majeure and of the extent of its effects on such party's performance hereunder, then such obligations shall be excused to the extent made necessary by such force majeure during its continuance. Each party shall, in the event it experiences a force majeure, undertake diligently and in good faith efforts to mitigate or eliminate the force majeure and/or its effects on performance hereunder insofar as is economically practical. Neither party shall be obligated to expend monies in order to mitigate or eliminate force majeure and/or its effects, if in such party's sole judgment, such expenditures would be economically unjustifiable. Neither party shall be obligated to settle strikes, labor disputes, differences with employees or unions or governmental claims on terms which such party considers inadvisable in order to mitigate or eliminate force majeure and/or its effects. Deliveries of Coal lost as a result of force majeure shall not be made up except by mutual consent of the parties.

9.3  ALLOCATION

     During any period in which mining, preparing, loading, delivering and/or selling Coal by Seller hereunder is curtailed as a result of force majeure, Seller shall cause its supplier to allocate Coal to Buyer, in a fair and reasonable manner but in no event less than Buyer's pro rata share of the production of the Mine. During any period in which transporting, accepting, unloading, reclaiming



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     and/or utilizing Coal delivered hereunder by Buyer at its Plants is curtailed as a result of force majeure, Buyer shall allocate purchases of Coal for the Plants among its suppliers, including Seller, in a fair and reasonable manner. Any such allocation by either party shall be subject to reasonable audit by the other party.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1 WAIVERS AND REMEDIES

     The failure of either Seller or Buyer to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder at any one time shall not be construed as a waiver of any such provisions or the relinquishment of any such rights at any future time or times, but the same shall continue in full force and effect. In no event shall either party be responsible to the other party for incidental, special or consequential damages arising out of any default in the performance of any of its covenants or obligations hereunder.

10.2 NOTICES

     All notices under this Agreement shall be in writing and if to Buyer, shall be sufficient in all respects if delivered in person or by facsimile and sent by registered or certified mail or by a nationally recognized overnight delivery service to its Vice President - Purchasing and Transportation at 703 Curtis Street, Middletown, Ohio 45043; Fax number for Buyer (513) 425-5562 and if to Seller, shall be sufficient in all respect if delivered in person or by facsimile and sent by registered or certified mail or by a nationally recognized overnight delivery service, addressed to its Senior Vice President of Sales, 2708 Cranberry Square, Morgantown, West Virginia 26508. Fax number for Seller - (304) 594-3695.

10.3 DEFAULT

     (a) Except as provided in Section 10.3(b), no default by either party to this Agreement in the performance of any of its covenants or obligations hereunder which, except for this provision would be legal basis for cancellation or termination of this Agreement by the other party, shall give or result in such a right unless and until the party committing such default shall fail to correct such default within 30 days after notice of claim of such default is given to such defaulting party by the other party.

     (b) In the event of Buyer's default in payment, Seller may suspend further Coal deliveries hereunder until such default has been corrected. If such default is not corrected in a timely manner, then Seller may cancel this Agreement by notice to Buyer.



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10.4 ASSIGNMENT

     No assignment of this Agreement shall be made by Buyer or Seller without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however that Buyer may assign to any purchaser or successor-in-interest to any of the Plants any portion of this Agreement and upon such assignment Buyer shall have no obligation to Seller for the portion of the Agreement so assigned to such purchaser or successor-in-interest. No assignment by either party shall be effective until an executed copy thereof is furnished to the other party.

10.5 CORPORATE AUTHORITY

     Each party represents to the other party that it has full corporate authority and the necessary approvals to enter into and perform this Agreement in accordance with its terms.

10.6 HEADINGS

     The headings of the Articles and Sections in this Agreement have been inserted for the convenience of reference only and shall in no way affect the interpretation of any of the terms or provisions hereof.

10.7 INTERPRETATION

     No inference shall be drawn in favor of or against either party based on participation in the drafting of this Agreement.

10.8 ENTIRE AGREEMENT

     All prior writings, communications, negotiations, representations and agreements by and between the parties hereto are superseded by or merged into this Agreement, which is the full and complete expression of all understandings between Seller and Buyer regarding the object hereof, and this Agreement may be modified only in writing signed by both parties.

10.9 CONTROLLING LAW

     The validity, construction and performance of this Agreement shall be determined in accordance with the internal laws of the State of Ohio applicable to agreements made and to be performed in that State.

10.10 CONFIDENTIALITY

     Buyer and Seller agree that the terms of this Agreement will be kept in strict confident and that neither party will disclose the same to any third party, except:



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                  (a) to the extent necessary for the disclosing party to comply with any applicable laws, rules, regulations, statutes or ordinances necessary to the conduct of its business affairs;

                  (b) by commission of a valid subpoena and/or order of a court of competent jurisdiction; or

                  (c) to a subsidiary, parent or affiliated corporation of Buyer or Seller.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers as of the date hereinabove set out.


                           ATTEST:         ANKER ENERGY CORPORATION



                                           By: :     /s/ Richard B. Bolen
                                                -------------------------

                                           Title:
                                                 ------------------------


                           ATTEST:         AK STEEL CORPORATION



                                           By:    / s/ Illegible
                                                  -----------------------

                                           Title:
                                                 ------------------------


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